Exhibit 4.12.2

November 23, 2005

Updata Capital, Inc.
Attn: Ira D. Cohen
125 Half Mile Road
Red Bank, New Jersey 07701

By Fax and Federal Express (fax: 732-945-1001)

Dear Mr. Cohen,

Re: Termination of Agreement of July 29, 2005 (“Agreement”)

Pursuant to Section 7 of the Agreement, this is to advise that Commtouch is terminating the Agreement, effective December 3, 2005. Please view this letter as the ten day written notice required under the Agreement.

We wish you all the best going forward.

Sincerely,

Gary Davis
General Counsel and Corporate Secretary

Copy:
Ian Bonner, Executive Chairman
Gideon Mantel, CEO

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